EXHIBIT 99.1

MCI COMMENTS ON FEDERAL EXAMINER THORNBURGH’S FINAL REPORT

ASHBURN, Va., January 26, 2004 – Court-appointed Examiner Richard Thornburgh today released the findings of a final report on his investigation into past actions at WorldCom. The following statement should be attributed to Stasia Kelly, MCI executive vice president and general counsel:

“MCI appreciates the Examiner’s efforts to help create a comprehensive public record of what happened in the past at WorldCom. We are thoroughly reviewing Mr. Thornburgh’s final report and are inviting him to present his findings to our Board of Directors as part of our ongoing efforts to ensure that what happened in the past will never happen again.

“The company is reviewing and considering the potential causes of action against outside parties discussed in the Examiner’s report. We were already in the process of evaluating many of the potential claims raised by the Examiner as part of our own assessment, and will move forward with actions that we determine are appropriate, represent a prudent use of company resources and have a strong likelihood of a positive outcome.

“The Examiner’s discussion of potential claims against KPMG for its involvement in company tax planning in 1997 and 1998 will, of course, receive careful review by the Company and our Board. However, KPMG’s involvement in this program has previously been carefully reviewed by our current Audit Committee of the Company’s Board of Directors and the Company’s inside and outside tax counsel. Based upon this earlier review, the Company concluded that the tax program recommended by KPMG in 1997 and 1998 was appropriate. As a result, the Company has no plans to pursue claims against KPMG.

“Throughout the course of the past year-and-a-half, we have actively cooperated with numerous investigations and inquiries while at the same time continued to serve our customers. Despite these multiple objectives, we responded to requests for information from the Examiner and other investigating parties as quickly as possible.

“The company has put in place procedures and resources to ensure that the highest standards of business ethics are maintained. We have worked together to build a culture at MCI where integrity and honesty are valued above all else. As MCI approaches its emergence from Chapter 11, we remain focused on MCI’s future as a leader in the convergence of telecommunications and computing. Somewhere between those two worlds is a new kind of company, and that’s what we’ll be.”

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned points-of-presence (POPs), and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today’s market. For more information, go to http://www.mci.com.